EXHIBIT 99.1

Whitney Information Network, Inc.

Names President and COO, Reorganizes Board Of Directors

CAPE CORAL, FL – June 23, 2008 — Whitney Information Network, Inc. (Pink Sheets:RUSS) is pleased to announce it has named Mr. John F. Kane as President and Chief Operating Officer, effective June 20, 2008. In addition, the board reorganized and eliminated the position of Chairman of the Board, previously held by the company’s founder, Mr. Russell A. Whitney. Mr. Whitney remains as a director.

Mr. Kane has served as Interim President of the Company since December 4, 2007. Previously he had held the position of Executive Vice President, Operations, and Executive Vice President, Real Estate. Mr. Kane has been with the company and its predecessors since the business was founded in 1987, and he has been instrumental in developing the Company’s technology-based educational media. In addition, Mr. Kane has led the Company’s creation and development of key alliances, including Rich Dad Education, a joint venture with Rich Global, LLC. In November, 2007, he joined the Company’s Board of Directors.

The Company also announced that Steven C. Barre has been named to the new position of Lead Director.  Mr. Barre has served on the Board as an independent director since February, 2008. He was the Senior Vice President, General Counsel and Secretary of Jacuzzi Brands, Inc. until February 2007, when the company was sold to  a major private equity firm. Jacuzzi was a New York Stock Exchange company with revenues of $1.3 billion. A key member of the Jacuzzi Brands management team, Mr. Barre was the point man in executing the company’s debt restructuring in 2001 and the resulting disposition program from 2002 to 2005. He lives in Juno Beach, Florida.

“The Board’s action designating John as President and COO shows our confidence in his leadership and his long-term commitment to the company’s operational excellence,” Mr. Barre said. “I am excited to work with John and his team as the company evolves its educational platform and focuses on building shareholder value.”

“I look forward to working with the reorganized Board and Steven as Lead Director,” said Mr. Kane. “It is also very encouraging to receive the support that the Board has shown by naming me President and COO. Our entire team looks forward to the continued transition of this company.”

About Whitney Information Network, Inc.:

Whitney Information Network, Inc. (Pink Sheets:RUSS) is a provider of adult education and helps students achieve personal success through comprehensive instruction and mentorships in real estate education and financial markets education in the United States, United Kingdom, Canada, Germany and Costa Rica. Additional information can be found at www.wincorporate.com.

Special Note Regarding Forward Looking Statements:

This document contains certain forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements deal with our current plans, intentions, beliefs and expectations and statements of future economic performance, and include statements regarding the outcomes and effects of pending regulatory and other investigations. Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. No forward-looking statement is a guarantee of future performance, and investors should not place undue reliance on any forward-looking statement. The Company undertakes no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Investors are urged to read the risk factors disclosed in the Company’s public filings with the Securities and Exchange Commission.

CONTACT:	Whitney Information Network, Inc., Cape Coral
Constance Schwarberg, 239-542-0643

SOURCE: Whitney Information Network, Inc.